                                                                      EXHIBIT 10


                                   Law Offices
                           Drinker Biddle & Reath LLP
                       Philadelphia National Bank Building
                              1345 Chestnut Street
                           Philadelphia, PA 19107-3496
                            Telephone: (215) 988-2700
                                  Telex: 834684
                               Fax: (215) 988-2757




                                  May 28, 1998


Municipal Fund for California Investors, Inc.
Bellevue Park Corporate Center
400 Bellevue Parkway, Suite 100
Wilmington, Delaware  19809


      Re:   Post-Effective Amendment No. 19 to Registration
            Statement on Form N-1A for Municipal Fund for
            California Investors, Inc. (Registration Nos. 2-79510;
            811-3574)


Gentlemen:

            We have acted as counsel for Municipal Fund for California Investors, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of Post-Effective Amendment No. 19 to the Company's Registration Statement under the Securities Act of 1933, as amended.

            The Company is an open-end investment company authorized to issue a total of three billion shares of Common Stock, par value $.001 per share. The Board of Directors of the Company has the power to designate one or more classes ("Portfolios") of Shares and to designate separate series of Shares within the same Portfolio. The Board of Directors have authorized the issuance of one class of Shares to the public. Currently, the Company is offering Shares of one Portfolio with three separate series as follows:
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Municipal Fund for California
  Investors, Inc.
May 28, 1998
Page 2


                                                          Number of Shares of
California Money Fund Portfolio                           Common Stock Allocated
-------------------------------                           ----------------------
California Money Shares Series                            2,300,000,000
California Money Dollar Shares Series                       300,000,000
California Money Plus Shares Series                         300,000,000

            We have reviewed the Company's Articles of Incorporation, its By-Laws, resolutions adopted by its Board of Directors and shareholders and such other legal and factual matters as we have deemed appropriate. We assume that the Shares have been or will be issued against payment therefor as described in the Company's applicable Prospectuses relating thereto and that the number of outstanding shares has not and will not exceed the number of Shares authorized for the particular class or series.

            This opinion is based exclusively on the Maryland General Corporation Law and the federal law of the United States of America.

            Based upon the foregoing, it is our opinion that all of the Shares issued by the Company since January 31, 1997 that were not included in our opinions dated March 24, 1997 and May 29, 1997, were validly issued, fully paid and non-assessable by the Company, and further, that the Shares issued after the date hereof pursuant to and for the consideration provided for in the Registration Statement will be, when so issued, validly issued, fully paid and non-assessable by the Company.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 19 to the Company's Registration Statement.


                                    Very truly yours,


                                    /s/ Drinker Biddle & Reath LLP
                                    ------------------------------
                                    DRINKER BIDDLE & REATH LLP